EXHIBIT 99.1

VIRGIN MOBILE USA IDENTIFIES ADDITIONAL SYNERGIES AND

RELATED COST SAVINGS

WARREN, NJ [November 17] — Leading wireless services provider Virgin Mobile USA announced today that it is eliminating approximately 45 positions in its New Jersey and California offices, which represents approximately 10% of its workforce.

In a memo to employees today, Virgin Mobile USA Chief Executive Officer Dan Schulman explained that the Company had identified continued synergies associated with the transition of IT services to IBM and the acquisition of Helio.

“We have assessed the status of the Company post-integration and have identified some remaining duplication of assignments. Our intent is to expand our investment in both our prepaid and new postpaid business and, in order to do so profitably, we must continue to identify opportunities to reduce operating costs across all areas.”

He added, “Virgin Mobile USA is well positioned to weather these tough times and build our business in 2009. Our value proposition and wide range of products and services are more relevant than ever in an environment where consumers are looking for value and flexibility.”

Virgin Mobile USA also said on Friday that John Feehan, its current CFO who had previously announced intentions to leave the Company this month, will be continuing in his role.

About Virgin Mobile USA

Virgin Mobile USA, Inc. [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers more than five million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts and postpaid offerings through Helio By Virgin Mobile, with national coverage for both powered by the Sprint PCS network.

Virgin Mobile USA is known for its award-winning customer service, and was recently rated the best prepaid wireless service for the third year in a row in the Annual PC Magazine Readers’ Choice Survey, with 90% of its own customers reporting satisfaction with its service. Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at www.virginmobileusa.com, with Top-Up cards available at more than 140,000 locations. Helio’s advanced devices like the Ocean and unlimited All-in voice plans can be explored at www.helio.com.

Media Contact: Jayne Wallace 908-607-4014 jayne.wallace@virginmobileusa.com	Investor Contact: Erica Bolton 908-607-4108 erica.bolton@virginmobileusa.com